Exhibit 99.1

TRANSACTIONS IN ISSUER SECURITIES DURING THE PAST SIXTY (60) DAYS

UNITED REFINING, INC.

Transaction Date	Nature of Transaction	Price Per Share[1]	Quantity
10/15/26	Open Market Purchase	$4.07	449,500

1 The price reported is the weighted average price, inclusive of brokerage commissions.